Exhibit 4.3

Execution Version

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND THE SECURITIES HAVE BEEN QUALIFIED OR ARE EXEMPT UNDER APPLICABLE STATE SECURITIES LAWS, (II) SUCH SECURITIES ARE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES PROVIDED THAT SUCH PLEDGE DOES NOT CONSTITUTE OR RESULT IN A TRANSFER OF THE SECURITIES UNDER ANY APPLICABLE LAWS, RULES OR REGULATIONS.

No.____________	Original Issuance Date: November 15, 2018

WAITR HOLDINGS INC.

WARRANT TO PURCHASE [●] SHARES OF
COMMON STOCK, PAR VALUE $0.0001 PER SHARE

For VALUE RECEIVED, [●] (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from Waitr Holdings Inc., a Delaware corporation (“Company”), at any time after the date hereof (the “Initial Exercise Date”) and not later than 5:00 P.M., Eastern time, on November 15, 2022 (the “Expiration Date”), at an exercise price per share equal to $13.00, subject to adjustment hereunder (the “Exercise Price”), [●] shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as described herein.

Section 1.          Registration. The Company shall maintain books for the transfer and registration of this Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register this Warrant in the name of the Warrantholder.

Section 2.          Transfers. As provided herein, this Warrant may be transferred only pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), and if qualified under applicable state securities laws or pursuant to an exemption from such registration and qualification. Subject to such restrictions, the Company shall transfer this Warrant, in whole or in part, from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, a written opinion of the Warrantholder’s counsel reasonably satisfactory to the Company to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant or Warrants shall be issued to the transferee(s) evidencing the rights of the transferee(s) to the remaining Warrant Shares under this Warrant, which new Warrant or Warrants shall in all other respects be identical to this Warrant and the surrendered Warrant shall be canceled by the Company.

Section 3.             Exercise of Warrant.

(a)              This Warrant may be exercised in whole or in part at any time on or after the Initial Exercise Date and prior to the Expiration Date upon delivery of the notice of exercise form attached hereto as Appendix A (the “Notice of Exercise”) and payment by cash, certified check or wire transfer (or, in certain circumstances, by cashless exercise as provided in Section 3(d)) for the aggregate Exercise Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any day other than a Saturday or Sunday on which banks are open for business in New York City (a “Business Day”) at the Company’s principal executive offices (or such other office or agency of the Company as the Company may designate by notice to the Warrantholder). The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such shares, as of 5:00 P.M. New York City time on the date on which the aggregate Exercise Price shall have been paid and the completed Notice of Exercise shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Notice of Exercise, shall be transmitted by the Company’s transfer agent (1) after submission by a Warrantholder of an undertaking in the form attached hereto as Appendix B by crediting the account of the Holder’s prime broker with The Depository Trust Company (“DTC”) through its Deposit / Withdrawal At Custodian system if the Company is a participant in such system, and (2) otherwise by physical delivery to the address specified by the Warrantholder in the Notice of Exercise, within a reasonable time, not exceeding three (3) Trading Days (as defined below) after this Warrant shall have been so exercised, including payment of the aggregate Exercise Price and the delivery of a completed Notice of Exercise (the “Warrant Share Delivery Date”). The certificates so delivered shall be in such denominations as may be reasonably requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder in the Notice of Exercise. In addition to any other rights available to the Warrantholder, if the Company fails to deliver to the Warrantholder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Warrantholder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Warrantholder of the Warrant Shares which the Warrantholder anticipated receiving upon such exercise (a “Buy-In”), then, at the Company’s sole option, the Company shall either (i) pay cash to the Warrantholder in an amount equal to the Warrantholder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) or credit such Warrantholder’s balance account with DTC shall terminate, or (ii) promptly honor its obligation to deliver to the Warrantholder a certificate or certificates representing such shares of Common Stock or credit such Warrantholder’s balance account with DTC and pay cash to the Warrantholder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Market Price (as defined below) on the date of exercise. Warrantholder shall provide the Company written notice indicating the amounts payable to the Warrantholder in respect to the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Warrantholder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof, and the Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate. Notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Company until the Warrantholder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full, in which case, the Warrantholder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Warrantholder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one Business Day of receipt of such notice. In the event of any dispute or discrepancy, the records of the Company’s transfer agent shall be controlling and determinative in the absence of manifest error. The Warrantholder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. For purposes of this Warrant:

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(1)         a “Trading Day” means (A) a day on which the Common Stock is traded on a Trading Market (as defined below), or (B) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded on OTC Markets Group, Inc.’s OTCQB or OTCQX (the “OTC Markets”), or (C) if the Common Stock is not quoted on the OTC Markets, a day on which prices for the Common Stock are reported in the OTC Pink marketplace operated by OTC Markets Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed, quoted or reported as set forth in (A), (B) and (C) hereof, then Trading Day shall mean a Business Day;

(2)         “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE American; and

(3)         “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (A) if the Common Stock is then listed on a Trading Market or quoted on the OTC Markets, the volume weighted average price of the Common Stock as reported during the ten (10) Trading Day period ending on the Trading Day prior to the Valuation Date; or (B) if the Common Stock is not then listed on a Trading Market or quoted on the OTC Markets, the fair market value of one share of Common Stock as of the Valuation Date shall be determined in good faith by the Board of Directors of the Company. If the Common Stock is not then listed on a Trading Market or quoted on the OTC Markets or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company.

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In addition to any other rights available to the Warrantholder, if the Company fails to deliver to the Warrantholder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, the Company shall be liable to the Warrantholder for liquidated damages in an amount equal to 1.5% of the aggregate Exercise Price of the Warrant Shares issuable pursuant to such exercise for each thirty (30) day period (or pro rata for any portion thereof) beyond the Warrant Share Delivery Date.

(b)          If this Warrant shall have been exercised in part, the Company shall, at the request of the Warrantholder and upon surrender of this Warrant, at its own expense and at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Warrantholder a new Warrant evidencing the rights of the Warrantholder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

(c)          Notwithstanding anything to the contrary herein, the Warrantholder shall not have the right to exercise any portion of this Warrant, pursuant to this Section 3 or otherwise, to the extent that after giving effect to such issuance after exercise, the Warrantholder (together with the Warrantholder’s affiliates), as set forth on the applicable Notice of Exercise, would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Warrantholder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Warrantholder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other shares of Common Stock, Warrants or other Convertible Securities) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Warrantholder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(c), beneficial ownership shall be calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being acknowledged by the Warrantholder that the Company is not representing to the Warrantholder that such calculation is in compliance with Rule 13d-3 of the Exchange Act, and the Warrantholder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3(c) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrantholder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Warrantholder, and the submission of a Notice of Exercise shall be deemed to be the Warrantholder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrantholder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the limitation contained herein, and neither the Company nor its transfer agent shall have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(c), in determining the number of outstanding shares of Common Stock, the Warrantholder may rely on the number of outstanding shares of Common Stock as reflected in the latest of (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Following the written or oral request of the Warrantholder, the Company shall, or shall cause its transfer agent to, within two Trading Days confirm orally and in writing to the Warrantholder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Warrantholder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 3(c) may be waived by the Warrantholder, at the election of the Warrantholder, upon not less than 61 days’ prior notice to the Company, and the provisions of this Section 3(c) shall continue to apply until such 61st day (or such later date, as determined by the Warrantholder, as may be specified in such notice of waiver).

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(d)          Notwithstanding any other provision contained herein to the contrary, so long as the Company is required under the Registration Rights Agreement, dated as of the date hereof, between the Company and the parties listed on the signature pages thereto (the “Registration Rights Agreement”), to have effected the registration of the Warrant Shares for sale to the public pursuant to a Resale Shelf Registration Statement (as such term is defined in the Registration Rights Agreement), if the Company fails to have effected the registration of the Warrant Shares or fails to have a current prospectus available for delivery or otherwise, the Warrantholder may elect to receive, without the payment by the Warrantholder of the aggregate Exercise Price in respect of the shares of Common Stock to be acquired, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice annexed hereto as Appendix C duly executed, at the office of the Company. Thereupon, the Company shall issue to the Warrantholder such number of fully paid, validly issued and nonassessable shares of Common Stock as is computed using the following formula:

X = Y x (A – B)

  A

where

X = the number of shares of Common Stock to be issued to the Warrantholder;

Y = the number of Warrant Shares covered by this Warrant that the Warrantholder is surrendering at such time for cashless exercise (including both shares to be issued to the Warrantholder and shares to be canceled as payment therefor);

A = the Market Price of one share of Common Stock as at the time the net issue election is made; and

B = the Exercise Price in effect under this Warrant at the time the net issue election is made.

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Section 4.	Compliance with the Securities Act.

(a)              Unless issued pursuant to an effective registration statement, all Warrant Shares issued upon exercise of the Warrant shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND THE SECURITIES HAVE BEEN QUALIFIED OR ARE EXEMPT UNDER APPLICABLE STATE SECURITIES LAWS, (II) SUCH SECURITIES ARE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES PROVIDED THAT SUCH PLEDGE DOES NOT CONSTITUTE OR RESULT IN A TRANSFER OF THE SECURITIES UNDER ANY APPLICABLE LAWS, RULES OR REGULATIONS.

(b)          In connection with a transfer of Warrant Shares pursuant to clause (II) in the legend set forth in Section 4(a), the Company shall promptly cause the legend to be removed from any such Warrant Shares upon delivery by the holder of such Warrant Share(s) to the Company and/or and the transfer agent for such shares of Common Stock such legal opinions, certificates or other documentation or evidence as may reasonably be required by either of them to determine that such transfer complies with the Securities Act and other applicable U.S. securities laws.

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Section 5.          Payment of Taxes. The Company will pay any documentary stamp, issue or transfer taxes or other incidental expenses attributable to the initial issuance of Warrant Shares issuable upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such tax is due. The Company shall pay all of the Company’s transfer agent fees required for same-day processing of any Notice of Exercise.

Section 6.          Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for this Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of this Warrant (which shall not include the posting of any bond), and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity with respect thereto, if requested by the Company.

Section 7.          Authorized Shares. The Company hereby represents and warrants that there have been reserved, and the Company shall during the period the Warrant is outstanding at all applicable times keep reserved, out of the authorized and unissued shares of Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant. The Company covenants that all Warrant Shares issued upon due exercise of this Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company will carry out the terms of this Warrant in good faith. The Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

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Section 8.          Adjustments. The Exercise Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth in this Section 8; provided, that (i) there shall be no adjustment to the Exercise Price or to the number of Warrant Shares acquirable upon exercise of the Warrant, as provided in this Section 8 (an “Adjustment”), unless and until such Adjustment, together with any previous Adjustments to the Exercise Price or to the number of Warrant Shares so acquirable that would otherwise have resulted in an Adjustment were it not for this proviso, would require an increase or decrease of at least 1% of the total number of Warrant Shares so acquirable at the time of such Adjustment, in which event such Adjustment and all such previous Adjustments shall immediately occur and (ii) notwithstanding the foregoing, all such deferred Adjustments that have not yet been made shall be made upon the exercise of all or a portion of this Warrant.

(a)          If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising this Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if this Warrant had been exercised immediately prior to such event upon payment of an Exercise Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

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(b)          If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected (each, a “Fundamental Transaction”), then, as a condition of such Fundamental Transaction, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to exercise this Warrant and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, had this Warrant been exercised in full immediately prior to such Fundamental Transaction (the “Transaction Consideration”), and in any such case appropriate provision (as determined in good faith by the Board of Directors of the Company) shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, the provision for the adjustment of the Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any Transaction Consideration deliverable upon the exercise hereof; provided, however, that if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such Fundamental Transaction, then the kind and amount of securities, cash or other assets constituting the Transaction Consideration for which the Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such Fundamental Transaction that affirmatively make such election; provided further, however, that if less than 70% of the consideration receivable by the holders of the Common Stock in the Fundamental Transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Warrantholder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Securities and Exchange Commission, the Exercise Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Exercise Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable Fundamental Transaction based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) Trading Day period ending on the Trading Day prior to the effective date of the applicable event, (2) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day immediately prior to the day of the announcement of the applicable event, and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) Trading Day period ending on the Trading Day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by Section 8(a), then such adjustment shall be made pursuant to Section 8(a) and this Section 8(b). The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof the successor corporation or entity (if other than the Company) resulting from such consolidation or merger, or the corporation or entity purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Warrantholder, at the last address of the Warrantholder appearing on the books of the Company, such Transaction Consideration as, in accordance with the foregoing provisions, the Warrantholder may be entitled to receive upon exercise hereof, and the other obligations under this Warrant. The provisions of this Section 8(b) shall similarly apply to successive Fundamental Transactions.

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(c)            In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Exercise Price to be in effect after such payment date shall be determined as follows:

Adjusted Exercise Price = A x (B x C) - D

                                                                                                 B x C

where

“A” equals the Exercise Price in effect immediately preceding such payment date;

“B” equals the number of shares of Common Stock outstanding immediately preceding such payment date;

“C” equals the Market Price per share of Common Stock immediately preceding such payment date; and

“D” equals the aggregate fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants.

(d)            An adjustment to the Exercise Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e)            In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrantholder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

(f)            Except as provided in Section 8(i), if and whenever the Company shall issue or sell, or is, in accordance with any of Section 8(h)(1) - (7), deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issue or sale, then, and in each such case (a “Trigger Issuance”), the then-existing Exercise Price shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:

Adjusted Exercise Price = B x A + D

      A + C

where

“A” equals the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that the foregoing shall not be deemed to include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries;

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“B” equals the Exercise Price in effect immediately preceding such Trigger Issuance;

“C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and

“D” equals a number of shares of Common Stock equal to (i) the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance divided by (ii) the Exercise Price in effect immediately prior to the time of such issue or sale;

provided, however, that in no event shall the Exercise Price after giving effect to such Trigger Issuance be greater than the Exercise Price in effect prior to such Trigger Issuance.

(g)            [Reserved.]

(h)            For purposes of Section 8(f), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 8(h), other than Excluded Issuances (as defined in Section 8(i)). For purposes of Section 8(f), the following Section 8(h)(1) - (7) shall also be applicable:

(1)         Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price. Except as otherwise provided in Section 8(h)(3), no adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

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(2)         Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price, provided that (a) except as otherwise provided in Section 8(h)(3), no adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this Section 8(h).

(3)         Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 8(h)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 8(h)(1) or Section 8(h)(2), or the rate at which Convertible Securities referred to in Section 8(h)(1) or Section 8(h)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to Section 8(f) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to Section 8(f) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Exercise Price then in effect hereunder shall forthwith be changed to the Exercise Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

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(4)         Stock Dividends. Subject to the provisions of this Section 8(h), in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(5)         Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes Option Pricing Model or another method mutually agreed to by the Company and the Warrantholder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the fair market value of the Additional Rights, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Company.

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(6)         Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Options or Convertible Securities or (ii) to subscribe for or purchase Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided, that if before taking any such action the Company abandons its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(7)         Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 8(h).

(i)          Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Exercise Price in the case of the issuance or deemed issuance of (A) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to an equity compensation program approved by the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company; (B) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof; provided that neither the conversion price or exercise price nor number of shares issuable under such Options or Convertible Securities is amended, modified or changed after the date hereto other than pursuant to the provisions of such Options or Convertible Securities as they exist as of the date hereof; (C) the Notes (as defined in the Credit Agreement) and the other Warrants issued to the lenders in connection with the Credit Agreement (the “Credit Agreement”), dated as of the date hereof, among the Company and the lenders party thereto and Luxor Capital Group, LP as administrative agent and lead arranger and the Credit and Guaranty Agreement (as defined in the Credit Agreement), and securities issued upon the exercise or conversion of those securities; (D) shares of Common Stock issued upon the exercise of this Warrant; or (E) shares of capital stock, Options or Convertible Securities issued (I) in connection with a bona fide acquisition by the Company of another company or business or (II) to lenders as equity kickers in connection with debt financings of the Company, in each case where such transactions have been approved by the Board of Directors of the Company (collectively, “Excluded Issuances”).

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(j)          Upon any adjustment to the Exercise Price pursuant to Section 8(f), the number of Warrant Shares purchasable hereunder shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately thereafter. Notwithstanding any other provisions of Section 8(f) to the contrary, no adjustment provided for in Section 8(f) shall result in a reduction of the Exercise Price to an amount less than $0.0001 per Warrant Share (as appropriately adjusted for the occurrence of any events listed in Section 8(a), 8(b) or 8(c)).

(k)          If Section 8(a), Section 8(b) or Section 8(c) are applicable to an event, then Section 8(f) shall not be operative with respect to such event.

Section 9.          Fractional Interest. The Company shall not issue fractions of Warrant Shares upon the exercise of all or a portion of this Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company shall, upon the exercise of all or a portion of this Warrant, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrantholder.

Section 10.         Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 11.        Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Exercise Price and/or the number of Warrant Shares, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Exercise Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 12.         Identity of Transfer Agent. The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by this Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 13.         Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile or email, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Company’s books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten days’ advance written notice to the other:

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If to the Company:

Waitr Holdings Inc.
1510 West Loop South
Houston, Texas 77027

Email: SScheinthal@ldry.com
Attention: General Counsel

and

Waitr Inc.

844 Ryan Street, Suite 300

Lake Charles, LA 70601
Email: Chris Meaux chris@waitrapp.com

Attention: Chief Executive Officer

in each case, with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166
Email: JRubinstein@winston.com

Attention: Joel Rubinstein

and

Cara Stone, LLP

650 Poydras Street, Suite 1130

New Orleans, LA 70130
Email: mg@carastone.com

Attention: Mark Graffagnini

Section 14.         Registration Rights. The initial Warrantholder is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Warrant as provided in the Registration Rights Agreement, and any subsequent Warrantholder shall be entitled to such rights.

Section 15.         Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

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Section 16.         Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of any party shall operate as a waiver of such right or otherwise prejudice such party’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Expiration Date. If a party willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the other party, such party shall pay to such other party such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by such other party in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

Section 17.         Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Warrantholder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Warrantholder, shall give rise to any liability of the Warrantholder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 18.         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in the borough of Manhattan, New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 19.         No Rights as Stockholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Section 20.         Amendment; Waiver. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Warrantholder.

Section 21.         Section Headings. The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the date first written above.

WAITR HOLDINGS INC.

By:
Name:
Title:

18

APPENDIX A
WAITR HOLDINGS INC.
WARRANT NOTICE OF EXERCISE FORM

To [Name]:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) pursuant to this notice of exercise form (“Exercise Notice”) for, and to purchase thereunder by the payment of the Exercise Price and surrender of this Warrant, __________ shares of Common Stock (“Warrant Shares”) provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

Name

Address

Federal Tax ID or Social Security No.

and delivered by: (certified mail to the above address, or
(electronically (provide DWAC instructions:
_________________), or
(other
_________________________________) (specify).

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of this Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned’s assignee as below indicated and delivered to the address stated below.

Notwithstanding anything to the contrary contained herein, this Exercise Notice shall constitute a representation by the Warrantholder of the Warrant submitting this Exercise Notice that, after giving effect to the exercise provided for in this Exercise Notice, such Warrantholder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such person’s affiliates) of a number of shares of Common Stock which exceeds 9.99% of the total outstanding shares of Common Stock as determined pursuant to the provisions of Section 3(c) of this Warrant. In determining whether the Warrantholder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of the Warrantholder’s affiliates) of a number of shares of Common Stock which exceeds 9.99%, the Company may rely on the above representation and warranty of the Warrantholder.

A-1

Dated:________________, ________

Note: The signature must correspond with	Signature:
the name of the Warrantholder as written
on the first page of this Warrant in every	Name (please print)
particular, without alteration or enlargement
or any change whatever, unless this Warrant
has been assigned.	Address

Federal Identification or
Social Security No.

Assignee:

A-2

APPENDIX B
FORM OF UNDERTAKING

SHAREHOLDER CERTIFICATE

The undersigned (the “Shareholder”) is delivering this certificate to Waitr Holdings Inc., a Delaware company (the “Company”), in connection with the Shareholder’s request to remove the transfer restriction legends under the Securities Act of 1933, as amended (the “Securities Act”), from certificates or book-entry notations with respect to _____________ shares of common stock, par value $.0001 per share (the “Shares”), of the Company, issued in in the name of the Shareholder.

The Shareholder hereby represents and warrants to the Company that it is sophisticated in financial matters, is familiar with the registration requirements under the Securities Act and is an institutional accredited investor under Rule 501(a) promulgated under the Securities Act because it falls within one of the categories set forth on Annex A hereto.

The Shareholder hereby covenants to the Company that the Shareholder will transfer the Shares only (a) pursuant to Rule 144 promulgated under the Securities Act on or after November 21, 2019, (b) in a transaction otherwise exempt from the registration requirements of the Securities Act if the transferee executes and delivers to the Company a certificate in the form of this certificate prior to or concurrently with such transfer or (c):

1.	at such time or times as the Registration Statement on Form S-3 (File No. 333-[ ]) initially filed with the Securities and Exchange Commission (“SEC”) on [ ], 2018 and declared effective by the SEC on [ ], 201[8], is effective and the prospectus that forms a part of the Registration Statement (the “Prospectus”) is current (and the Shareholder has not received oral or written notice from the Company that the Prospectus is suspended or otherwise may not be used for transfers of the Shares);

2.	pursuant to and in the manner contemplated by the Registration Statement, including the “Plan of Distribution” contained therein; and

3.	otherwise in compliance with the Securities Act, including the rules and regulations promulgated thereunder.

Any notice to the Shareholder pursuant to paragraph 1 above shall be delivered orally, by email, fax or overnight or standard postal delivery to:

[Address]

[Telephone]

[Facsimile]

[Email]

The Shareholder further covenants to provide the Company with any update to the Shareholder’s contact information set forth above to the extent necessary for purposes of any notification to be delivered to the Shareholder hereunder. Any such notice shall be delivered via email to [ ] and [ ].

B-1

The Company’s legal counsel is authorized to rely on this certificate for purposes of preparing and delivering any legal opinion(s) required in connection with the removal of the transfer restriction legends from the Shares.

Very truly yours,

Name of Shareholder:
Signature:
Name of Signatory:
Title of Signatory:

[Signature Page to Shareholder Certificate]

B-2

Annex A

Institutional Accredited Investor Categories

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000

☐	Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000

☐	a corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests

APPENDIX C
WAITR HOLDINGS INC.
NET ISSUE ELECTION NOTICE

To: [Name]

Date: [_______________]

The undersigned hereby elects under Section 3(d) of this Warrant to surrender the right to purchase [________________] shares of Common Stock pursuant to this Warrant and hereby requests the issuance of [______________] shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

C-1